Morrison Health Care, Inc.
                    Salary Deferral Plan

   Audited Financial Statements and Supplemental Schedules


  For the period from March 7, 1996 (date of inception) to
                      December 31, 1996




                          Contents

Report of Independent Auditors                                 1

Audited Financial Statements

Statement of Net Assets Available for Benefits                 2
Statement of Changes in Net Assets Available for Benefits      3

Notes to Financial Statements                                  4


Supplemental Schedules

Line 27a  Assets Held for Investment Purposes                 13

Line 27d  Reportable Transactions                             14


               Report of Independent Auditors

Compensation Committee
Morrison Health Care, Inc. Salary
 Deferral Plan

We have audited the accompanying statement of net assets available for benefits of the Morrison Health Care, Inc. Salary Deferral Plan (the "Plan") as of December 31, 1996, and the related statement of changes in net assets available for benefits for the period from March 7, 1996 (date of inception) to December 31, 1996. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1996, and the changes in its net assets available for benefits for the period from March 7, 1997 (date of inception) to December 31, 1996, in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment purposes as of December 31, 1996, and reportable transactions for the period from March 7, 1996 (date of inception) to December 31, 1996, are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, and are not a required part of the basic financial statements. The supplemental schedules have been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                       /s/ Ernst & Young LLP
                                           Ernst & Young LLP

Atlanta, Georgia
June 23, 1997


                 Morrison Health Care, Inc.
                    Salary Deferral Plan

       Statement of Net Assets Available for Benefits

                      December 31, 1996


                                                      Total
Assets
Investments, at fair value:
Morrison Health Care, Inc. common stock            $1,686,248
Morrison Fresh Cooking, Inc. common stock             134,844
Ruby Tuesday, Inc. common stock                     1,364,578
Delaware Group Value Fund                           1,527,817
Templeton Growth Fund                               1,459,370
Guaranteed investment contracts with insurance
companies, at contract value                        3,272,517
 Phoenix Fund                                       1,433,056
Total investments                                  10,878,430

Receivable from related plan                        1,113,000

Contributions receivable:
   Participants                                       100,568
   Employer                                            20,660
                                                      121,228
Dividends and interest receivable                       1,708
Total receivables                                   1,235,936

Cash                                                  246,520
Net assets available for benefits                 $12,360,886



See accompanying notes.


                 Morrison Health Care, Inc.
                    Salary Deferral Plan

  Statement of Changes in Net Assets Available for Benefits

  Period from March 7, 1996 (date of inception) to December
                          31, 1996


                                                      Total
Additions:
Transfer from Morrison Restaurants Inc.
  Salary Deferral Plan                            $11,658,020
Interest and dividend income                          739,255

Contributions:
  Employee                                          1,138,024
  Employer                                            194,066
                                                    1,332,090
Total additions                                    13,729,365

Deductions:
  Distributions to participants                     1,540,617
  Administrative expenses                             106,853
Total deductions                                    1,647,470

Net realized and unrealized appreciation in fair
value of investments                                  278,991

Net increases                                      12,360,886
Net assets available for benefits at beginning
 of period                                                  -
Net assets available for benefits at end of
period                                            $12,360,886




See accompanying notes.


                 Morrison Health Care, Inc.
                    Salary Deferral Plan

                Notes to Financial Statements

                      December 31, 1996


1. Significant Accounting Policies

Basis of Presentation

The  financial statements of the Morrison Health Care,  Inc.
Salary Deferral Plan (the "Plan") are presented on the accrual basis of accounting.

Valuation of Investments

Investments are stated at fair value. Fair value for securities that are traded on a national securities exchange are valued at the last reported sales price on the last business day of the plan year. Fair value for investments in commingled trust funds are valued by the trustee based upon the quoted market values of the underlying investments on the last business day of the plan year. Purchases and sales of investments are recorded on a trade-date basis. Guaranteed investment contracts are stated at the contract value as determined by the insurance companies. Contract value represents contributions made under the contracts, plus interest at the contract rates, less funds used to pay benefits and the insurance companies' administrative expenses.

Administrative Costs

The   Plan's  sponsor,  Morrison  Health  Care,  Inc.   (the
"Company"), pays any administrative costs of the Plan not paid from Plan assets.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


                 Morrison Health Care, Inc.
                    Salary Deferral Plan

          Notes to Financial Statements (continued)



2. Description of the Plan

The following description of the Plan is provided for general information purposes only. More complete information regarding items such as vesting, benefit provisions and plan termination may be found in the Summary Plan Description, which has been distributed to all participants, and also the Plan Document, which is available to all participants upon request.

The Plan was established March 7, 1996 as a result of the Company's spin-off from Morrison Restaurants Inc. to provide additional incentive and retirement security for eligible employees of the Company. In connection with the establishment of the Plan, assets totalling approximately $10,545,000 were transferred from the Morrison Restaurants Inc. Salary Deferral Plan. In addition, in connection with establishing the trust of the Plan, certain of the Plan's assets were transferred to the trust of the Morrison Fresh Cooking, Inc. Salary Deferral Plan ("MFC Plan"). These assets plus investment income thereon totaled approximately $1,113,000 at December 31, 1996. Subsequent to December 31, 1996 the MFC Plan transferred such assets to the Plan.

The Plan is a defined contribution plan covering substantially all employees of the Company. Any employee of the Company who attains 21 years of age and has completed one year of service (as defined in the Plan Document) is eligible to participate in the Plan. Participation is voluntary and participants may contribute on a pre-tax basis between 2% and 10% of their annual compensation (not to exceed $9,500 for 1996) and on an after-tax basis up to 10% of their annual compensation.

The Company matches 20% of contributions from participants with three to nine years of service, 30% of contributions from participants with ten to nineteen years of service and 40% of contributions from participants with twenty or more years of service. Matching contributions are made to the fund and are invested entirely in Company stock. The Company may, at its discretion, offset forfeitures against its matching contribution obligations. All contributions are remitted to the Plan monthly.

The Plan is administered by the Compensation Committee (the "Committee") appointed by the Board of Directors of the Plan sponsor. The duties of the Committee include interpretation of the Plan agreement, determination of benefits due participants, and authorization of disbursements from the net assets available for plan benefits.


                 Morrison Health Care, Inc.
                    Salary Deferral Plan

          Notes to Financial Statements (continued)



2. Description of the Plan (continued)

Individual accounts are maintained for each participant. Investment income earned by the Plan is allocated to participants' accounts based upon relative balances of the individual accounts as of the valuation date for which the allocation is being made.

Participants or their beneficiaries are immediately vested in the value of their contributions and employer matching amounts. Upon his or her retirement, death or disability a participant's total account balance is payable in a lump sum cash distribution.

At December 31, 1996, account balances allocated to persons who have withdrawn from participation in the earnings and operation of the Plan totaled approximately $3,667,000.

Although it has not expressed an intent to do so, the Company has the right under the Plan to discontinue contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of plan termination (or permanent discontinuance of contributions to the Plan), all amounts credited to the accounts of the participants will become fully vested. After payment of all properly chargeable expenses, the Plan's assets are distributable to the participants in accordance with the respective values of their accounts.

3. Investments

The Plan's investments are held by a trust fund administered by AmSouth Bank of Alabama, except for the guaranteed investment contracts with insurance companies (see Note 6) and the investments in mutual funds, which are held by the funds themselves.


                 Morrison Health Care, Inc.
                    Salary Deferral Plan

          Notes to Financial Statements (continued)



3. Investments (continued)

The Plan's investments (including investments bought, sold and held during the period) appreciated (depreciated) in value by $278,991 during the period from March 7, 1996 (date of inception) to December 31, 1996, as shown below.


   Morrison Health Care, Inc. common  stock      $ 147,219
   Morrison Fresh Cooking, Inc. common stock      (200,124)
   Ruby Tuesday, Inc. common stock                (104,215)
   Delaware Group Value Fund                        52,680
   Templeton Growth Fund                           144,323
   Guaranteed investment contracts with
      insurance companies                          239,108
   Net realized and unrealized appreciation
      in fair value ofinvestments                $ 278,991

Participants have the option of allocating their  individual accounts  between four separate investment funds  maintained
by  the  trustee  of  the  Plan.   A  description  of  these
investment funds is as follows:

Fixed Income Fund

This fund invests in guaranteed investment contracts and the Phoenix Duff and Phelps Multi Sector Fixed Income Fund (the "Phoenix Fund"). The primary objective of this fund is to provide current income. This fund invests in virtually all areas of the fixed income instrument marketplace, including corporate and government bonds within and outside the United States. This fund holds guaranteed investment contracts previously purchased by the Plan, however, no new monies will be invested in these contracts.


                 Morrison Health Care, Inc.
                    Salary Deferral Plan

          Notes to Financial Statements (continued)



3. Investments (continued)

Equity Fund

This fund invests partly in the Templeton Growth Fund and partly in the Delaware Group Value Fund. The primary objective of this fund is capital appreciation. The Templeton Growth fund invests in securities issued by companies and governments both within and outside the United States. The Delaware Value fund invests in small to medium-sized companies that are believed to be undervalued.

Money Market Fund

This  fund  invests primarily in short-term U.S.  government
securities.   The  primary objective  of  this  fund  is  to
provide current income with relative stability of principal.

Stock Funds

The Morrison Health Care, Inc. Stock Fund invests in the common stock of Morrison Health Care, Inc.

When Morrison Health Care, Inc. was spun-off from Morrison Restaurants Inc. (now named Ruby Tuesday, Inc.), the resulting distribution created two additional funds under the Plan: the Ruby Tuesday Stock Fund and the Morrison Fresh Cooking Stock Fund (collectively, the "Morrison Funds"). The Morrison Funds hold shares which were acquired by Morrison Restaurant Inc. shareholders (excluding shares in the Company's common stock) as a result of the spin-off. No future contributions are allowed to be made to the Morrison Funds.

The Morrison Fresh Cooking, Inc. Stock Fund is invested in the common stock of Morrison Fresh Cooking, Inc. The Ruby
Tuesday, Inc. Stock Fund is invested in the common stock of Ruby Tuesday, Inc.


                 Morrison Health Care, Inc.
                    Salary Deferral Plan

          Notes to Financial Statements (continued)



3. Investments (continued)

Stock Funds (continued)

The fair value of individual investments which represent  5%
or more of the Plan's net assets at December 31, 1996 are as follows:

    Investments at fair value as determined by
      quoted market prices:
    Morrison Health Care, Inc. common stock        $1,686,248
    Ruby Tuesday, Inc. common stock                 1,364,578
    Templeton Growth Fund                           1,459,370
    Delaware Group Value Fund                       1,527,817
    New York Life Insurance Guaranteed
      Investment Contract, at contract value          746,782
    Phoenix Fund                                    1,433,056

4. Income Tax Status

The Company has filed a request for a favorable determination with the Internal Revenue Service in order that the Plan will qualify under Section 401(a) of the Internal Revenue Code (IRC) and will, therefore, not be subject to tax under present income tax law. Once qualified, the Plan will be required to operate in conformity with the IRC to maintain its qualification. The Committee is not aware of any course of action or series of events that have occurred that might adversely affect the Plan's pending qualified status.

5. Transactions with Parties-in-Interest

The  Plan held 112,605 shares of Morrison Health Care,  Inc.
common  stock  valued at $1,686,248 at  December  31,  1996.
During 1996, the Plan received $53,506 in dividends on Morrison Health Care, Inc. common stock.


                 Morrison Health Care, Inc.
                    Salary Deferral Plan

          Notes to Financial Statements (continued)



6. Guaranteed Investments Contracts

The Plan has guaranteed investment contracts with several insurance companies. Deposits made under these contracts can earn interest at guaranteed rates between 6.1% and 8.1%. The contracts have various terms relating to the allowance of withdrawals. Each contains provisions for investment loss (surrender) charges which the Plan would have to pay in the event of early withdrawal prior to the maturity date. The contract values of the individual investments which comprise the total of the guaranteed investment contracts at December 31, 1996 are as follows:

         Ohio National Life                     $  365,191
         Principal Mutual Life                     441,695
         Life Insurance Co of Virginia             257,070
         New York Life Insurance                   746,782
         Hartford Life Insurance Co of Virginia    373,805
         State Mutual Life                         369,029
         Protective Life Insurance                 368,168
         Transamerica                              350,777
         Total                                  $3,272,517

The average yield on the contracts for the plan period ended December 31, 1996 was 7.3%. The fair values of the contracts listed above, determined using the sum of the present values of each of the contract's projected cash flows discounted at the December 31, 1996 interest rates based on the current yields of similar investments with comparable duration, approximate the contract values.

                           Morrison Health Care, Inc.
                              Salary Deferral Plan

                    Notes to Financial Statements (continued)



7. Investment Programs
The  allocation  of  Plan  assets and liabilities  to  the  separate  investment programs at December 31, 1996 was as follows:
                                                                        Morrison      Morrison
                                   Fixed                     Money      Health        Fresh           Ruby
                                   Income       Equity       Market     Care, Inc.    Cooking, Inc.   Tuesday, Inc.
                                   Fund         Fund         Fund       Stock Fund    Stock Fund      Stock Fund      Total

Assets
Investments, at fair value:
 Morrison Health Care, Inc.
   common stock                    $        -   $        -   $      -   $1,686,248    $      -        $        -      $ 1,686,248
 Morrison Fresh Cooking, Inc.
   common stock                             -            -          -            -     134,844                 -          134,844
 Ruby Tuesday, Inc.
   common stock                             -            -          -            -           -         1,364,578        1,364,578
 Delaware Group Value Fund                  -    1,527,817          -            -           -                 -        1,527,817
 Templeton Growth Fund                      -    1,459,370          -            -           -                 -        1,459,370
 Guaranteed investment contracts
   withinsurance companies,
   at contract value                3,272,517            -          -            -           -                 -        3,272,517
 Phoenix Fund                       1,433,056            -          -            -           -                 -        1,433,056
Total investments                   4,705,573    2,987,187          -    1,686,248     134,844         1,364,578       10,878,430

Receivable from related plan        1,113,000            -          -            -           -                 -        1,113,000
Contributions receivable:
 Participants                          30,029       44,084     17,542        8,913           -                 -          100,568
 Employer                                  -            -          -        20,660           -                 -           20,660
                                       30,029       44,084     17,542       29,573           -                 -          121,228
Dividends and interest receivable           -            -      1,708            -           -                 -            1,708
Total receivables                   1,143,029       44,084     19,250       29,573           -                 -        1,235,936

Cash                                    9,669       28,386    197,811        7,983         333             2,338          246,520
Net assets available for benefits  $5,858,271   $3,059,657   $217,061   $1,723,804    $135,177        $1,366,916      $12,360,886



                           Morrison Health Care, Inc.
                              Salary Deferral Plan

                    Notes to Financial Statements (continued)




7. Investment Programs (continued)

Changes  in net assets for the period from March 7, 1996 (date of inception)  to
December 31, 1996 were allocated to the separate investment programs as follows:
                                                                     Morrison      Morrison
                              Fixed                      Money       Health        Fresh           Ruby
                              Income        Equity       Market      Care, Inc.    Cooking, Inc.   Tuesday, Inc.
                              Fund          Fund         Fund        Stock Fund    Stock Fund      Stock Fund      Total
Additions:
Transfer from Morrison
  Restaurants Inc.            $ 6,820,100   $1,389,603   $ 393,138   $  757,909    $ 457,025       $1,840,245      $11,658,020
Interest and dividend income      348,280      317,743      11,495       53,506        8,231                -          739,255

Contributions:
  Employee                        335,627      458,148      29,644      326,701       (1,286)         (10,810)       1,138,024
  Employer                              -            -           -      194,066            -                -          194,066
                                  335,627      458,148      29,644      520,767       (1,286)         (10,810)       1,332,090
Total additions                 7,504,007    2,165,494     434,277    1,332,182      463,970        1,829,435       13,729,365

Deductions:
  Distributions to participants  (997,216)    (152,451)   (175,220)     (72,491)     (18,664)        (124,575)      (1,540,617)
  Administrative expenses         (53,401)     (15,825)     (2,218)     (12,623)      (6,311)         (16,475)        (106,853)
Total deductions               (1,050,617)    (168,276)   (177,438)     (85,114)     (24,975)        (141,050)      (1,647,470)
Fund transfers, net              (834,227)     865,436     (39,778)     329,517     (103,694)        (217,254)               -
Net realized and unrealized
  appreciation (depreciation)
  in fair value of investments    239,108      197,003           -      147,219     (200,124)        (104,215)         278,991


Net increases                   5,858,271    3,059,657     217,061    1,723,804      135,177        1,366,916       12,360,886

Net assets available for
 benefits at beginning
  of period                             -            -           -            -            -                -                -
Net assets available for
 benefits at end of period     $5,858,271   $3,059,657    $217,061   $1,723,804    $ 135,177       $1,366,916      $12,360,886


                 Morrison Health Care, Inc.

                    Salary Deferral Plan

       Line 27a - Assets Held For Investment Purposes

                      December 31, 1996

                                                                               Fair or
                                                                               Contract
Identity of Issue                 Description of Investments    Cost          Value
Morrison Health Care, Inc.*       115,831 common shares         $ 1,527,540    $ 1,686,248
Morrison Fresh Cooking, Inc.       28,786 common shares             270,878        134,844
Ruby Tuesday, Inc.                 75,440 common shares           1,493,740      1,364,578
Delaware Group Value Fund          66,601 units                   1,489,763      1,527,817
Templeton Growth Fund              74,686 units                   1,326,306      1,459,370
Phoenix Duff and Phelps Multi-
  Sector Fixed Income Fund        105,765 units                   1,418,561      1,433,056

Ohio National Life                Guaranteed investment contract
                                    with insurance companies        365,191        365,191
Principal Mutual Life             Guaranteed investment contract
                                    with insurance companies        441,695        441,695
Life Insurance Co. of Virginia    Guaranteed investment contract
                                    with insurance companies        257,070        257,070
New York Life Insurance           Guaranteed investment contract
                                    with insurance companies        746,782        746,782
Hartford Life Insurance Co.       Guaranteed investment contract
  of Virginia                       with insurance companies        373,805        373,805
State Mutual Life                 Guaranteed investment contract
                                    with insurance companies        369,029        369,029
Protective Life Insurance         Guaranteed investment contract
                                    with insurance companies        368,168        368,168
Transamerica                      Guaranteed investment contract
                                    with insurance companies        350,777        350,777

                                  Totals                        $10,799,305    $10,878,430


* Indicates party-in-interest to the Plan.

                           Morrison Health Care, Inc.
                              Salary Deferral Plan

                       Line 27d - Reportable Transactions

       Period from March 7, 1996 (date of inception) to December 31, 1996

                                                                    Fair Asset
                                                                    Value on
                                                         Cost of    Transaction     Net Gain
Description of Assets            Purchases    Sales      Asset      Date            (Loss)

Category (i) D Individual transactions in excess of 5 percent of the current value of total plan assets.
Phoenix Fund                     $625,000     $      -    $      -   $625,000       $     -
Phoenix Fund                      935,000            -           -    935,000             -
Phoenix Fund                            -      681,000     681,000          -             -
Stable Value Fund                 883,114            -           -    883,114             -
Stable Value Fund                       -      919,349     919,349          -             -
Guaranteed Investment Contracts         -      747,082     687,333          -        59,749
Guaranteed Investment Contracts         -      625,000     575,014          -        49,986

                           Morrison Health Care, Inc.
                              Salary Deferral Plan

                 Line 27d - Reportable Transactions (continued)

       Period from March 7, 1996 (date of inception) to December 31, 1996


                                                                        Fair Asset
                                                                        Value on
                                                          Cost of       Transcation     Net Gain
Description of Assets            Purchases    Sales       Asset         Date            (Loss)

Category  (iii) D A series of securities transactions with  respect  to the same issue which amount in the aggregate to more than 5 percent  of the current value of total plan assets.
Delaware Group Value Fund        $  938,246   $        -  $        -    $  938,246      $     -
Delaware Group Value Fund                 -      170,354     155,726             -       14,628
Ruby Tuesday, Inc. common stock     170,840            -           -       170,840            -
Ruby Tuesday, Inc. common stock           -      542,291     517,345             -       24,946
Phoenix Fund                      2,353,286            -           -     2,353,286            -
Phoenix Fund                              -      937,000     934,724             -        2,276
Stable Value Fund                   919,349            -           -       919,349            -
Stable Value Fund                         -      919,349     919,349             -            -
Templeton Growth Fund               798,234            -           -       798,234            -
Templeton Growth Fund                     -      165,432     154,173             -       11,259
Morrison Health Care, Inc.
  common stock*                   1,010,308            -           -     1,010,308            -
Morrison Health Care, Inc.
  common stock*                           -      229,188     240,677             -      (11,489)
Guaranteed Investment Contracts           -    3,000,351   2,775,737             -  224,614

* Indicates party-in-interest to the Plan.
